Exhibit 3.2

GRANDPARENTS.COM, INC.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES D CONVERTIBLE 12% PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the Chief Executive Officer of Grandparents.com, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors, on September 8, 2016, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 1,500,000 shares of the Corporation’s preferred stock, par value $0.01 per share, to be designated as its Series D Convertible 12% Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes the Series D Convertible 12% Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES D CONVERTIBLE 12% PREFERRED STOCK

Section 1.        Designation and Number of Shares. There shall be created from the 5,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share, authorized to be issued by the Certificate of Incorporation (“Preferred Stock”), a series of Preferred Stock designated as “Series D Convertible 12% Preferred Stock” (the “Series D Convertible Preferred Stock”), and the authorized number of shares constituting the Series D Convertible Preferred Stock shall be 1,500,000. Upon the unanimous written consent of the Holders of the shares of Series D Convertible Preferred Stock then outstanding, such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Series D Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock shall have a stated value equal to $0.666667 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares pursuant to Section 3(b)) (the “Stated Value”).

Section 2.          Certain Definitions. As used herein, the following terms have the following meanings:

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” shall mean the Certificate of Designation filed with the Secretary of State of the State of Delaware fixing the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the Series D Convertible Preferred Stock.

“Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Corporation, as may be amended and/or restated from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Deemed Liquidation Event” shall mean (i) a merger or consolidation in which (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the share capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“Holder” shall mean a holder of record of the Series D Convertible Preferred Stock.

“Junior Securities” shall mean the Corporation’s Common Stock, the Corporation’s Series C Redeemable Convertible 7.5% Preferred Stock and any other class or series of capital stock (including Preferred Stock) of the Corporation hereafter created or specifically designated as junior to the Series D Convertible Preferred Stock.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Series D Convertible Preferred Stock regardless of the number of transfers of any particular shares of Series D Convertible Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D Convertible Preferred Stock.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market (other than the OTCQB), or (ii) if the Common Stock is not listed or quoted on a Trading Market (other than the OTCQB), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTCQB, or (iii) if the Common Stock is not listed or quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTCPink (Current Information) tier of OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTCQX or OTCQB on which the Common Stock is listed or quoted for trading on the date in question.

Section 3.         Dividends. There will be no dividends due or payable on the Series D Convertible Preferred Stock other than as set forth in this Section 3.

(a)       Accruing Dividends. From and after the date of the issuance of any shares of Series D Convertible Preferred Stock, dividends at the rate per annum of 12% of the Stated Value per share, plus all unpaid accrued and accumulated dividends thereon, shall accrue on such shares of Series D Convertible Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Convertible Preferred Stock) (the “Accruing Dividends”).  The Accruing Dividends shall be cumulative and accrue on a per annum basis, whether or not declared and whether or not there are funds legally available for the payment of dividends, and shall be payable in cash on a quarterly basis.  Such Accruing Dividends shall be declared (or deemed declared) by the Board of Directors on a quarterly basis; however, the Accruing Dividend shall be paid only out of legally available funds therefor.  To the extent not paid on the last day of March, June, September and December of each calendar year, all Accruing Dividends on any share of Series D Convertible Preferred Stock shall accumulate whether or not declared by the Board of Directors and shall remain accumulated dividends until paid pursuant hereto. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities. All accrued and unpaid Accruing Dividends shall be paid upon a Liquidation Event pursuant to Section 4, conversion pursuant to Section 5 or redemption pursuant to Section 8.

(b)       Participating Dividends. In addition to the Accruing Dividends on the Series D Convertible Preferred Stock pursuant to Section 3(a) hereof, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the Holders of the Series D Convertible Preferred Stock then outstanding shall first receive a dividend on each outstanding share of Series D Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Convertible Preferred Stock as would equal the product of (x) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (y) the number of shares of Common Stock issuable upon conversion of a share of Series D Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Convertible Preferred Stock determined by (x) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (y) multiplying such fraction by an amount equal to the Stated Value.

(c)       Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series D Convertible Preferred Stock, such payment shall be distributed pro rata among the Holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Series D Convertible Preferred Stock held by each such Holder.

Section 4.          Liquidation; Winding Up, Bankruptcy.

(a)      Preferential Payments to Holders of Series D Convertible Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (each, a “Liquidation Event”), the Holders of shares of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Stated Value per share, plus any Accruing Dividends accrued and accumulated but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Amount”).   If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Series D Convertible Preferred Stock the full amount to which they shall be entitled under this Section 4(a), (i) the Holders of shares of Series D Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

(b)      Notice of Liquidation Event. In the event of any Liquidation Event, the Corporation shall, within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder of shares of Series D Convertible Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders of shares of Series D Convertible Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

(c)        Liquidation Events.

(i)          Effecting a Deemed Liquidation Event.  In the event of a Deemed Liquidation Event referred to in Section 4(a) or 4(b), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Series D Convertible Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series D Convertible Preferred Stock; and (iii) if the Holders of at least 50% of the then outstanding shares of Series D Convertible Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series D Convertible Preferred Stock at a price per share equal to the Series D Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series D Convertible Preferred Stock, the Corporation shall ratably redeem each Holder’s shares of Series D Convertible Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series D Convertible Preferred Stock pursuant to this Section 4(c).   Prior to the distribution or redemption provided for in this Section 4(c), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(ii) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring Person.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

Section 5.          Conversion Rate; Adjustments; Conversion.

(a)       Optional Conversion. The Holders of the Series D Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i)          Right to Convert.

a. Conversion Ratio. Each share of Series D Convertible Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time and after the Original Issue Date, and without the payment of additional consideration by the Holder thereof, into 1,222 fully paid and non-assessable shares of Common Stock (the “Preferred Share Conversion Rate”), which shall be subject to adjustment as provided in Section 5(b) in order to prevent any dilution of the conversion rights granted under this Section 5. As used herein “fully-diluted basis” means, at any applicable point in time, the issued and outstanding shares of Common Stock of the Corporation, on a fully-diluted basis, after giving effect to (i) all issued and outstanding shares of Common Stock, (ii) the conversion into Common Stock of all issued and outstanding shares of Series D Convertible Preferred Stock, (iii) all shares of Common Stock issuable upon exercise of any outstanding options, warrants or other rights to purchase Common Stock, and (iv) all shares of Common Stock issuable upon conversion of any outstanding notes, debentures, all other classes of preferred stock, or other securities convertible into or exchangeable for shares of Common Stock.

b. Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series D Convertible Preferred Stock pursuant to Section 8, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders of Series D Convertible Preferred Stock.

(ii)         Notice of Conversion. In order for a Holder of Series D Convertible Preferred Stock to voluntarily convert shares of Series D Convertible Preferred Stock into shares of Common Stock, such Holder shall (i) provide ten (10) days prior written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series D Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such Holder elects to convert all or any number of such Holder’s shares of Series D Convertible Preferred Stock and, if applicable, any event on which such conversion is contingent and (ii) if such Holder’s shares are certificated, surrender the certificate or certificates for such shares of Series D Convertible Preferred Stock (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series D Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  Such notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  The Corporation shall, promptly after the Conversion Time (A) issue and deliver to such Holder of Series D Convertible Preferred Stock, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and, may, if applicable and upon written request, issue and deliver a certificate for the number (if any) of the shares of Series D Convertible Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, and (B) pay any Accruing Dividends accrued but unpaid, whether or not declared, together with any other dividends declared but unpaid, on the shares of Series D Convertible Preferred Stock converted. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(iii)         Effect of Conversion.  All shares of Series D Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any Accruing Dividends accrued but unpaid, whether or not declared thereon, or any dividends declared but unpaid thereon.  Any shares of Series D Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series D Convertible Preferred Stock accordingly.

(iv)         No Further Adjustment.  Upon any such conversion, no adjustment to the Preferred Share Conversion Rate shall be made for any declared but unpaid dividends on the Series D Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v)         Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series D Convertible Preferred Stock pursuant to this Section 5.

(vi)        Reservation of Stock. The Corporation shall, at all times while any shares of Series D Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series D Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series D Convertible Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5(b) hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any Trading Market (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series D Convertible Preferred Stock.

(b)           Adjustments to Preferred Share Conversion Rate.

(i)           If the Corporation, at any time while any shares of Series D Convertible Preferred Stock are outstanding, shall (i) issue, grant or sell any shares of Common Stock or any securities convertible into or exercisable for any class or series of capital stock of the Corporation, (ii) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (iii) subdivide outstanding shares of Common Stock into a larger number of shares, (iv) combine outstanding shares of Common Stock into a smaller number of shares, (v) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, (vi) effect a capital reorganization of the Corporation, (vii) effect a Deemed Liquidation Event, or (viii) effect another similar transaction (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Preferred Share Conversion Rate designated in Section 5(a) hereof so that at all times all shares of Series D Convertible Preferred Stock shall be convertible into that amount of the then issued and outstanding shares Common Stock, on a fully-diluted basis, necessary for the Holder to maintain its ownership of the Corporation consistent with the terms of Section 5(a)(i)a. hereof. Any adjustment made pursuant to this Section 5(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, reorganization, Deemed Liquidation Event or other similar transaction.

(ii)         All calculations under this Section 5(b) shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.

(iii)         Whenever the Preferred Share Conversion Rate is adjusted pursuant to Section 5(b)(i), the Corporation shall within ten (10) days after the determination of the new Preferred Share Conversion Rate deliver to each Holder at such Holder’s last address as it shall appear upon the Series D Convertible Preferred Stock register a notice setting forth the new Preferred Share Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv)        In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another Person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder shall have the right thereafter to convert such Series D Convertible Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then such Holder shall have the right to convert the Series D Convertible Preferred Stock and receive cash in the same manner as other stockholders), and such Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series D Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 5(b)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(v)         If (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock; (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (iii) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series D Convertible Preferred Stock, and shall cause to be delivered to each Holder at such Holder’s last address as it shall appear upon the Series D Convertible Preferred Stock register, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 6.         Rank. The Series D Convertible Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up or a Deemed Liquidation Event of the Corporation (whether voluntary or involuntary), rank (i) prior and senior to any Junior Securities; and (ii) pari passu with other Series D Convertible Preferred Stock.

Section 7.          Voting Rights.

(a)       Generally. Except as otherwise provided herein, each Holder of outstanding shares of Series D Convertible Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise). In any such vote, each share of Series D Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 5 hereof as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

(b)       Election of Directors. In the election of directors of the Corporation, the Holders of outstanding shares of Series D Convertible Preferred Stock, voting as a separate class, shall be entitled to elect by majority vote (with each share of Series D Convertible Preferred Stock entitled to one vote) five (5) of the seven (7) members of the Board of Directors (each, a “Series D Director”). A Series D Director may be removed at any time as a director (with or without cause) upon, and only upon, the written request of the Holders of the outstanding shares of Series D Convertible Preferred Stock (voting as a separate class by majority vote with each share of Series D Convertible Preferred Stock entitled to one vote). In the event that a vacancy is created on the Board of Directors at any time due to the death, disability, retirement, resignation or removal of a Series D Director, then the Holders of the outstanding shares of Series D Convertible Preferred Stock (voting as a separate class by majority vote with each Share of Series D Convertible Preferred Stock entitled to one vote) shall have the right to designate an individual to fill such vacancy. In the event that the Holders of shares of Series D Convertible Preferred Stock shall fail to designate in writing a representative to fill the vacant Series D Director seat on the Board of Directors, such board seat shall remain vacant until such time as the Holders elect an individual to fill such seat in accordance with this Section 7(b), and during any period where such seat remains vacant, the Board of Directors nonetheless shall be deemed duly constituted.

(c)        Other Special Voting Rights. Without the prior written consent of Holders of not less than two-thirds of the then total outstanding shares of Series D Convertible Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its subsidiaries not to take or consummate, any of the actions or transactions described in this Section 7(c) (any such action or transaction without such prior written consent being null and void and of no force or effect) as follows:

(i)          create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) or issue or sell, or obligate itself to issue or sell, any securities of the Corporation or any subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any subsidiary), including any class or series of capital stock of the Corporation that ranks superior to or in parity with the Series D Convertible Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting) including, without limitation, any additional shares of Series C Redeemable Convertible 7.5% Preferred Stock;

(ii)        modify or amend the terms of any outstanding options, warrants or other securities convertible into or exercisable for any class or series of capital stock of the Corporation;

(iii)        increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock;

(iv)        other than as contemplated by this Certificate of Designation, amend, alter, modify or repeal the Certificate of Incorporation, this Certificate of Designation or the by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any subsidiary;

(v)         issue, or cause any subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the Holders of the Series D Convertible Preferred Stock;

(vi)         increase the authorized number of directors constituting the Board of Directors from seven (7);

(vii)       redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Corporation; provided, that this restriction shall not apply to the redemption or repurchase of or the payment of dividends on shares of Series D Convertible Preferred Stock pursuant hereto;

(viii)      declare bankruptcy, dissolve, liquidate or wind up the affairs of the Corporation or any subsidiary of the Corporation;

(ix)         effect, or enter into any agreement to effect, a Deemed Liquidation Event;

(x)          modify or change the nature of the Corporation’s business as presently conducted;

(xi)          acquire, or cause a subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person, or enter into any joint venture with any other Person;

(xii)        sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any assets of the Corporation or any subsidiary outside the ordinary course of business;

(xiii)        use, or permit the use of, the proceeds from the sale of the Series D Convertible Preferred Stock other than fund to the Corporation’s operations and for the payment of fees and expenses associated with the issuance of the Series D Convertible Preferred Stock;

(xiv)      enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Corporation’s ability to perform its obligations under this Certificate of Designation, including the ability of the Corporation to pay dividends or make any redemption or other liquidation payment required hereunder; or

(xv)       agree or commit to do any of the foregoing.

Section 8.             Redemption of Series D Convertible Preferred Stock.

(a)      Redemption Right.  At any time and from time to time on or after the Original Issue Date, any Holder of Series D Convertible Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then outstanding shares of Series D Convertible Preferred Stock redeemed by the Corporation (a “Series D Redemption”) for a price per share equal to the Stated Value for such share, plus all unpaid accrued and accumulated dividends on such share (whether or not declared) (the “Series D Redemption Price”). Any such Series D Redemption shall occur not more than sixty (60) days following receipt by the Corporation of a written election notice (the “Series D Election Notice”) from any Holder of Series D Convertible Preferred Stock, stating the aggregate number of shares to be redeemed. Upon receipt of a Series D Election Notice, all Holders of Series D Convertible Preferred Stock shall be deemed to have elected to have all, or in the case of an election to redeem less than all of the shares of Series D Convertible Preferred Stock, the same pro rata portion of their shares redeemed pursuant to this Section 8 and such election shall bind all Holders; provided, that notwithstanding anything to the contrary contained herein, each Holder shall have the right to elect prior to the Series D Conversion Election Date to give effect to the conversion rights contained in Section 5 instead of giving effect to the provisions contained in this Section 8 with respect to the shares of Series D Convertible Preferred Stock held by such Holder. In exchange for the surrender to the Corporation by the electing Holders of their certificate or certificates representing their shares of Series D Convertible Preferred Stock in accordance with Section 8(d) below, the aggregate Series D Redemption Price for all shares held by each such Holder shall be payable in cash in immediately available funds to the respective Holders of the Series D Convertible Preferred Stock being redeemed on the applicable Series D Redemption Date and the Corporation shall contribute all of its assets to the payment of the Series D Redemption Price, and to no other corporate purpose, except to the extent prohibited by applicable Delaware law.

(b)      Redemption Notice. As promptly as practicable, but in no event later than ten (10) days, following receipt of a Series D Election Notice, the Corporation shall send written notice (the “Series D Redemption Notice”) of its receipt of a Series D Election Notice to each Holder of record of Series D Convertible Preferred Stock. Each Series D Redemption Notice shall state:

(i)          the number of Shares of Series D Convertible Preferred Stock held by the Holder that the Corporation shall redeem on the Series D Redemption Date specified in the Series D Redemption Notice;

(ii)         the date of the closing of the redemption, which shall be no later than sixty (60) days following receipt by the Corporation of the Series D Election Notice (the applicable date, the “Series D Redemption Date”) and the Series D Redemption Price;

(iii)        the date upon which the Holder’s right to convert its shares of Series D Convertible Preferred Stock pursuant to Section 5 terminates, which date shall be no earlier than five (5) days before the Series D Redemption Date (the applicable date, the “Series D Conversion Election Date”); and

(iv)        the manner and place designated for surrender by the Holder to the Corporation of his, her or its certificate or certificates representing the shares of Series D Convertible Preferred Stock to be redeemed.

(c)          Insufficient Funds; Remedies For Nonpayment.

(i)         Insufficient Funds. If on any Series D Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series D Redemption Price for the total number of shares elected to be redeemed pursuant to this Section 8, the Corporation shall (A) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series D Redemption Price, (B) redeem out of all such assets legally available therefor on the applicable Series D Redemption Date the maximum possible number of shares of Series D Convertible Preferred Stock that it can redeem on such date, pro rata  among the Holders of such shares to be redeemed in proportion to the aggregate number of shares elected to be redeemed by each such Holder on the applicable Series D Redemption Date and (C) following the applicable Series D Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares of Series D Convertible Preferred Stock, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series D Redemption Price.

(ii)          Remedies For Nonpayment. If on any Series D Redemption Date, all of the shares of Series D Convertible Preferred Stock elected to be redeemed pursuant to a Series D Election Notice are not redeemed in full by the Corporation by paying the entire Series D Redemption Price, until such shares are fully redeemed and the aggregate Series D Redemption Price paid in full, (A) all of the unredeemed shares of Series D Convertible Preferred Stock shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon and (B) the Holders of the unredeemed shares of Series D Convertible Preferred Stock shall have all remedies available under applicable law arising from the Corporation’s breach.

(d)       Surrender of Certificates. On or before the Series D Redemption Date, each Holder of Shares of Series D Convertible Preferred Stock not otherwise electing prior to the Series D Conversion Election Date to convert its shares pursuant to Section 5 shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and place designated in the Series D Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series D Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series D Redemption Price by certified check or wire transfer to the Holder of record of such certificate; provided, that if less than all the shares of Series D Convertible Preferred Stock represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed shares shall be issued in the name of the applicable Holder of record of canceled stock certificate.

(e)      Rights Subsequent to Redemption. If on the applicable Series D Redemption Date, the Series D Redemption Price is paid (or tendered for payment) for any of the shares of Series D Convertible Preferred Stock to be redeemed on such Series D Redemption Date, then on such date all rights of the Holder in the shares so redeemed and paid or tendered, including any rights to dividends on such shares, shall cease, and such shares shall no longer be deemed issued and outstanding.

Section 9.          Covenants.

(a)        So long as any shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the Holders, alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock so as to affect adversely the Holders.

(b)      So long as any shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of holders of a majority of the outstanding shares of Common Stock (voting as a separate class, without the vote of Holders of the Series D Convertible Preferred Stock or any other series of Preferred Stock), alter or change the rights, preferences or privileges of the Series D Convertible Preferred Stock.

Section 10.        Miscellaneous.

(a)      Status of Converted or Redeemed Stock. Any shares of Series D Convertible Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series D Convertible Preferred Stock following redemption.

(b)       Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series D Convertible Preferred Stock, or (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the stock certificate(s) representing shares of Series D Convertible Preferred Stock (surrendered for cancellation), the Corporation shall execute and deliver new stock certificate(s) representing shares of Series D Convertible Preferred Stock. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated stock certificate(s) representing shares of Series D Convertible Preferred Stock if the Holder of such shares of Series D Convertible Preferred Stock contemporaneously requests the Corporation to convert such shares of Series D Convertible Preferred Stock.

(c)      Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (x) to the Corporation, at its principal executive offices and (y) to any Holder, at such Holder’s address at it appears in the stock records of the Corporation (or at such other address for a Holder as shall be specified in a notice given in accordance with this Section 10(c)).

(d)      Amendment and Waiver. Notwithstanding any provision in the Certificate of Designation to the contrary, no provision contained in this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation all of the Holders of the shares of Series D Convertible Preferred Stock then outstanding. Without limiting the generality of the foregoing, no amendment, modification or waiver of the terms or relative priorities of the Series D Convertible Preferred Stock may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of all of the Holders in accordance with this Section 10(d).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 21 day of December 2016.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Steve Leber
Chief Executive Officer